PARAMOUNT COMMUNICATIONS INC.




                                                  February 11, 1994


Philippe P. Dauman, Esq.
Viacom International Inc.
1515 Broadway
New York, NY 10036


Dear Philippe:

     I have previously faxed to you Martin Lipton's letter dated
February 11, 1994.

     Would you please promptly respond to its statements with respect to bidding procedures.


                                                  Sincerely,

                                                  /s/ Donald